Exhibit 99.1

Aceto Corporation
One Hollow Lane
Lake Success, New York 11042-1215

™	NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO ANNOUNCES FISCAL 2010 SECOND QUARTER RESULTS

LAKE SUCCESS, NY – February 5, 2010 – Aceto Corporation (NASDAQ:ACET), a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of pharmaceuticals, nutraceuticals, specialty chemicals and crop protection products, today announced results of operations for its fiscal 2010 second quarter and six months ended December 31, 2009.

Net sales for the fiscal 2010 second quarter were $70.9 million, a decrease of 4.5% from $74.2 million in the year ago quarter. Gross profit decreased 8.2% to $10.8 million in the 2010 fiscal quarter compared to $11.7 million in the 2009 quarter. SG&A expenses increased 36.5% to $14.2 million in the 2010 fiscal quarter compared to $10.4 million in the year ago comparable quarter. The fiscal 2010 quarter has been negatively impacted by three one-time, pre-tax, charges we have previously disclosed. The first charge of approximately $2.6 million represents costs associated with the separation of our former Chairman and CEO, principally for salary and other related compensation. The second charge, approximately $1.2 million, is related to the previously announced rationalization review of our SG&A.  Absent these charges, our SG&A would have been approximately $10.4 million.  The third charge negatively impacting the quarterly results is a $0.9 million non-cash charge to cost of sales related to a write-down of certain inventory items to estimated net realizable value.  As a result, we ended the fiscal 2010 second quarter with a net loss of $2.5 million, or ($0.10) per diluted share compared to net income of $1.1 million or $0.04 per diluted share in the 2009 quarter.

Net sales for the six months ended December 31, 2009 were $141.5 million, a 15.8% decrease from $168.1 million for the fiscal 2009 comparable period. Gross profit for the first half of fiscal 2010 was $22.6 million, a decrease of 26.4% from $30.7 million in the first half of fiscal 2009. For the first half of fiscal 2010, we had a net loss of $1.5 million, or ($0.06) per diluted share, compared to net income of $5.6 million, or $0.23 per diluted share in the first half of fiscal 2009.

Albert Eilender, Non-Executive Chairman of Aceto stated, “We are pleased that both an SG&A rationalization review and the review of our inventory by product line are now behind us.  Had it not been for the charges resulting from these reviews, and the costs related to the Company’s separation with its prior Chairman and CEO, we would have reported net income of $0.03 for the quarter and $0.07 for the six month period ending December 31, 2009. With these charges behind us, we are now able to move forward with a newly invigorated organization.”

Commenting on the Company’s second quarter performance, Vincent Miata, CEO & President of Aceto stated, “During the quarter sales in our Health Sciences segment increased 3.4% from the comparable quarter. This increase was primarily due domestically to the realization of new products from our pipeline in the generics product group and the increased penetration of our customer base in the domestic nutraceuticals products group, and increased reorders of existing products in our foreign operations.  These increases were partially offset by a decline in sales of domestic pharmaceutical intermediates.  In order to more accurately portray the scope of its business activities, we have changed the name of our Chemicals & Colorants segment to Specialty Chemicals. In our Specialty Chemicals segment, sales declined 16.2% on the same quarter comparison basis largely due to the tough economic conditions continuing to affect all of the chemical consuming industries that the Specialty Chemicals segment serves.  Sales in our Crop Protection segment declined 5.6% from the same quarter last year, largely due to a decline in the sales of a herbicide primarily used on peanuts due to the lower number of peanut acres planted.”

Updating the current status of Aceto’s various business initiatives, Mr. Miata commented, “Regarding our animal vaccine project, the process with the USDA is still ongoing.  Aceto was notified by the USDA this past November that testing of certain samples was unsatisfactory.  They requested that we provide them with a new sample from the original lot of vaccine for retesting which was provided to them in December, and we are still awaiting their results.  Retesting of the same sample submitted to the USDA by the product manufacturer confirmed its original test results that the vaccine is within all specifications submitted to the USDA. In addition, we did submit the compilation of our field safety testing data and at this point in time, have provided all of the information that the USDA has requested from us. Our Japanese initiative continues to gain traction and we continue to view this as a good, long-term, business opportunity for Aceto. This initiative represents a geographic expansion of an existing business model, not a new business for the Company, and as such, going forward we intend to treat Japan as another market within our Health Sciences business segment. Our effort to sell finished dosage form generic drugs continues to move forward and we are working on further enhancing our product pipeline.  We continue to believe that this will prove to be a viable long-term business opportunity for Aceto.”

“In our Crop Protection business, we have started to see the balance sheet effect of entering the Glyphosate market for the 2010 growing season.  In the most recent quarter, our cash position declined while our inventory levels and accounts payable both increased, in large part due to our purchases of Glyphosate.”

Mr. Miata continued, “During the past several months, we have conducted a comprehensive review of our operating structure, both here in the United States and globally.  As a result, we have restructured the way Aceto conducts its international business operations into a management matrix that consists of international, regional and local leaders.  This approach has been adopted from the successful implementation of our global nutraceutical business. I believe that these changes will result in Aceto being more focused than ever before and will lead to a more profitable company.”

CONFERENCE CALL

Albert Eilender, Vincent Miata and Douglas Roth will conduct a conference call at 10:00 a.m. ET on Friday, February 5, 2010. Interested parties may participate in the call by dialing 800-447-0521 (847-413-3238 for international callers) – please call in 10 minutes before the call is scheduled to begin, and ask for the Aceto call (conference ID # 26201106).  The conference call will also be webcast live via the Investor Relations section of the Company’s website, www.aceto.com. To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  The conference call will be archived on the Company’s website, and a recorded phone replay will also be available from 1:00 p.m. ET on Friday, February 5, 2010 until 5:00 p.m. ET on Monday, February 8, 2010.  Dial 888-843-8996 (630-652-3044 for international callers) and enter the code 26201106 for the phone replay.

ABOUT ACETO

Aceto Corporation, incorporated in 1947, is a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of pharmaceuticals, nutraceuticals, specialty chemicals and crop protection products.  With a physical presence in ten countries, Aceto distributes over 1,000 chemicals and pharmaceuticals used principally as raw materials in the pharmaceutical, crop protection, surface coating/ink and general chemical consuming industries. Aceto’s global operations, including a staff of 26 in Shanghai and 14 in India, are unique in the industry and enable its worldwide sourcing and regulatory capabilities. (ACET-F)

This news release contains forward-looking statements as that term is defined in the federal securities laws.  The events described in forward-looking statements contained in this news release may not occur.  Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of Aceto’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that Aceto may make, or projections involving anticipated revenues, earnings or other aspects of Aceto’s operating results or financial position, and the outcome of any contingencies.  Any such forward-looking statements are based on current expectations, estimates and projections of management. Aceto intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements.  The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives, including providing vaccines for companion animals, selling into the Japanese pharmaceutical market, selling finished dosage form generic drugs, and statements regarding the prospects for long-term growth.   Aceto cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond Aceto’s control, that may influence the accuracy of the statements and the projections upon which the statements are based.  Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, unforeseen environmental liabilities, international military conflicts, the mix of products sold and the profit margins thereon, order cancellation or a reduction in orders from customers, competitive product offerings and pricing actions, the availability and pricing of key raw materials, dependence on key members of management, continued successful integration of acquisitions, receipt of regulatory approvals, risks of entering into new European markets, economic and political conditions in the United States and abroad, Aceto’s ability to continue strong cost controls as well as other risks and uncertainties discussed in Aceto’s reports filed with the Securities and Exchange Commission, including, but not limited to, Aceto’s Annual Report or Form 10-K for the fiscal year ended June 30, 2009 and other filings. Copies of these filings are available at www.sec.gov.

Any one or more of these uncertainties, risks and other influences could materially affect Aceto’s results of operations and whether forward-looking statements made by Aceto ultimately prove to be accurate.  Aceto’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  Aceto undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

For information contact:

Theodore Ayvas
Director of Corporate Communications
 & Investor Relations
Aceto Corporation
(516) 627-6000
www.aceto.com

Aceto Corporation
Consolidated Statements of Operations
(in thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net sales	$70,910	$74,215	$141,519	$168,054
Cost of sales	60,130	62,470	118,923	137,372
Gross profit	10,780	11,745	22,596	30,682
Gross profit %	15.20%	15.83%	15.97%	18.26%

Selling, general and
administrative expenses	14,240	10,431	24,380	22,616
Operating (loss) income	(3,460)	1,314	(1,784)	8,066

Other (expense) income, net of interest expense	(169)	306	(212)	666

(Loss) income before income taxes	(3,629)	1,620	(1,996)	8,732
Income tax (benefit) provision	(1,128)	528	(498)	3,089
Net (loss) income	$(2,501)	$1,092	$(1,498)	$5,643

Net (loss) income per common share	$(0.10)	$0.04	$(0.06)	$0.23

Diluted net (loss) income per common share	$(0.10)	$0.04	$(0.06)	$0.23

Weighted average shares outstanding:
Basic	24,848	24,435	24,719	24,402
Diluted	24,848	25,015	24,719	24,940

Aceto Corporation
Consolidated Balance Sheet
(in thousands, except per-share amounts)

	Dec 31, 2009	June 30, 2009
	(unaudited)

Assets
Current Assets:
Cash and cash equivalents	$46,971	$57,761
Investments	615	541
Trade receivables: less allowances for doubtful
accounts: Dec 31, 2009 $986; and June 30, 2009 $976	47,473	46,996
Other receivables	11,785	9,361
Inventory	69,776	54,402
Prepaid expenses and other current assets	2,970	1,006
Deferred income tax asset, net	1,652	1,579

Total current assets	181,242	171,646

Long-term notes receivable	1,000	1,000
Property and equipment, net	4,086	4,249
Property held for sale	3,752	3,752
Goodwill	1,882	1,861
Intangible assets, net	10,841	11,518
Deferred income tax asset, net	2,919	2,366
Other assets	9,323	9,072

Total Assets	$215,045	$205,464

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$34,432	$25,126
Accrued expenses	23,062	20,739
Deferred income tax liability	1,071	1,072
Total current liabilities	58,565	46,937

Long-term liabilities	7,762	9,017
Environmental remediation liability	7,451	7,451
Deferred income tax liability	517	491
Total liabilities	74,295	63,896

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value:
(40,000 shares authorized; 25,644 shares issued;
25,284 and 24,771 shares outstanding at
Dec. 31, 2009 and June 30, 2009, respectively)	256	256
Capital in excess of par value	54,037	56,767
Retained earnings	81,423	85,450
Treasury stock, at cost:
(360 and 873 shares at Dec 31, 2009 and
June 30 2009, respectively)	(3,480)	(8,430)
Accumulated other comprehensive income	8,514	7,525
Total shareholders' equity	140,750	141,568

Total liabilities and shareholders' equity	$215,045	$205,464

Aceto Corporation
Diluted Net Income Per Common Share Excluding Charges
(in thousands, except per share amounts)

	(unaudited) Three Months Ended December 31, 2009	(unaudited) Six Months Ended December 31, 2009
Loss before income taxes, as reported	$(3,629)	$(1,996)

Adjustments:
Inventory Rationalization	859	859
Separation of Former CEO	2,587	2,587
SG&A Rationalization	1,215	1,215

Income before incomes taxes excluding charges	1,032	2,665
Provision for income taxes	387	1,017

Net income, excluding charges	$645	$1,648

Diluted net income per common share	$0.03	$0.07

Diluted weighted average shares outstanding	25,111	25,065

NOTE:  Items identified in the above table are not in accordance with, or an alternative method for, generally accepted accounting principles (GAAP) in the United States. These items should not be reviewed in isolation or considered substitutes of the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior period’s results based on the Company’s fundamental business performance.